Empire Resources Inc.

One Parker Plaza

Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

EMPIRE RESOURCES ANNOUNCES FIRST QUARTER OPERATING RESULTS

FORT LEE, NJ, May 15, 2007- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced a 40% increase in revenues from $99,569,000 in the first quarter of 2006 to $139,841,000 for the first quarter of 2007. The Company also reported a 6% increase in gross profit from $7,927,000 in the first quarter of 2006 to $8,418,000 in the first quarter of 2007. The Company announced net income of $2,411,000 for the first quarter of 2007, compared to net income of $2,420,000 for the first quarter of 2006. Earnings per share on a fully diluted basis remained constant at $0.24 per share.

Empire Resources, Inc. is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand and Europe. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission.

Contact:

David Kronfeld

917-408-1940

dkronfeld@empireresources.com

(Table Follows)

Unaudited Condensed Consolidated Statements of Income
In thousands, except per share amounts
	Three Months Ended March 31,
	2007	2006
Net sales	$139,841	$99,569
Cost of goods sold	131,423	91,642

Gross profit	8,418	7,927
Selling, general and administrative expenses	2,516	2,625

Operating income	5,902	5,302
Interest expense	2,026	1,422

Income before income taxes	3,876	3,880
Income taxes	1,465	1,460

Net income	$2,411	$2,420

Weighted average shares outstanding:
Basic	9,790	9,752

Diluted	10,052	10,073

Earnings per share:
Basic	$0.25	$0.25

Diluted	$0.24	$0.24

See Notes to Condensed Consolidated Financial Statements